Exhibit 10.20

February 25, 2011

Ronald Kisling

Dear Mr. Kisling:

I am pleased to offer you the position of Chief Financial Officer, on a regular, full-time basis, reporting to me, Timothy Stultz, CEO, and President.

Your starting salary is $11,538.46 per pay period, which when annualized is $300,000.00. Your projected hire date is March 14, 2011. You will be eligible to participate in the Executive Performance Bonus Plan with a target bonus opportunity set at 50% of your base salary.

In addition to this, Nanometrics would also like to extend long term equity in the amount of 40,000 shares split into two parts as follows: The first in the form of a Stock Option Grant of 30,000 shares and the second being a 10,000 Restricted Stock Unit (RSU) grant. The stock options will vest over 4 years at the rate of 25 percent on the anniversary of your date of hire and the remainder vesting in equal amounts monthly thereafter. Options have a 7-year term. The RSU’s will vest over a four year period in equal annual amounts of 25%.

Nanometrics also extends to you a Change in Control provision as attached with this offer letter.

Acceptance of employment with Nanometrics, Inc. will be subject to a satisfactory completion of a criminal and/or educational background check.

Nanometrics has an excellent benefits program including health, dental, vision, life and long term disability insurance coverage. Nanometrics will pay a portion of the cost of your insurance coverage and a portion for your dependents in accordance with the terms of the benefits program. In addition, as an Executive at Nanometrics, you would also be entitled to participate in our Supplemental Executive Health Care program. This program allows for you to be reimbursed any out-of-pocket expenses incurred by you or your immediate family members, such reimbursements are considered taxable and are included as taxable compensation. Nanometrics may modify compensation and benefits from time to time, as it deems necessary and at its sole discretion.

All full time employees are reviewed before completion of their 90-day introductory period.

This offer of employment is contingent upon:

(1)	Approval by the Board of Directors for Nanometrics

(2)	Completion of the Nanometrics Employment Application

(3)	Signing of the Nanometrics Employment Agreement

(4)	Providing verification of your eligibility for employment in the United States, your continued employment is conditioned upon your maintaining authorization to work

Nanometrics is an at-will employer, which means that either you or the Company has the right to terminate employment at any time, with or without advance notice, and with or without cause, for any reason.

This offer is the full and complete statement of the parties understanding, supersedes any other communication, whether verbal or written, regarding your employment and can only be modified by a written statement signed by you and an Officer of the Company (or authorized delegate). The offer is valid until March 4, 2011.

Please acknowledge your acceptance of this offer by signing below. The entire Nanometrics staff looks forward to you joining us and becoming a key person with our growing team.

Sincerely,

/s/ Timothy Stultz
Chief Executive Officer and President

/s/ Ronald W. Kisling	March 14, 2011
Accepted (Signature)	Available Start Date
Date: February 28, 2011